EXHIBIT 99.1
Liberty Global to Increase its Ownership in Telenet,
the Largest Broadband Cable Operator in Belgium
Denver, Colorado — October 12, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that in connection with the initial public offering of Telenet Group Holding N.V. (“Telenet”), expected to close on October 14, 2005, it has agreed to purchase, through a wholly-owned subsidiary, 7,722,918 shares in Telenet for an aggregate cash purchase price of approximately €160 million. Of the 7,722,918 shares, 3,056,645 will be purchased from existing shareholders as a substitute for exercising preemptive rights with respect to the primary shares sold in the offering. The remaining 4,666,273 shares will be acquired from Liberty Global’s co-investors in Telenet, namely affiliates of Evercore Partners, Caisse de dépôt et placement du Quebec and Merrill Lynch Private Equity. As a result of the purchases, Liberty Global and Belgian Cable Investors, a partnership majority owned and controlled by Liberty Global, will increase their combined economic ownership in Telenet from 14% to just under 20% but will continue to exercise voting control over a total of 21.3% of the Telenet shares. Belgian Cable Investors additionally holds call options to acquire an additional 25,418,826 shares in Telenet, or approximately 25% of the total shares that will be outstanding following the offering. The call options are priced at €20 per share as to 6,750,000 shares and €25 per share as to 18,668,826 shares.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 2964

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